EXHIBIT 4.27

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 19, 2017

Among

MICRON TECHNOLOGY, INC.

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

$300,000,000

1.625% Convertible Senior Secured Notes due 2033

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of January 19, 2017, between Micron technology, Inc., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of February 12, 2013 (the “Indenture”), relating to the Company’s 1.625% Convertible Senior Notes due 2033 (the “Notes”);

WHEREAS, Section 9.01(a) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes, without notice to or the consent of any Holder, to cure any ambiguity, omission, defect or inconsistency in this Indenture or the Notes or to conform the Indenture or the Notes to the section entitled “Description of Notes” contained in the Offering Memorandum;

WHEREAS, the Company has identified a typographical error in Section 1.01 of the Indenture and requested that the Trustee enter into this Supplemental Indenture in order to amend the Indenture to correct such error and conform such section to the “Description of Notes” in the Offering Memorandum as set forth herein;

WHEREAS, in connection with the foregoing, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, both dated the date hereof, as required by Section 9.04 and Section 13.04 of the Indenture;

WHEREAS, in connection with the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee desire to execute this Supplemental Indenture that complies with Section 9.01 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement have been done.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1    Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

SECTION 1.2    Certain Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

ARTCILE 2
AMENDMENT

SECTION 2.1    Subsection (a) of the definition of “Observation Period” in Section 1.01 of the Indenture is hereby restated in its entirety with the following:

“(a) in the case of a conversion of a Note called for redemption pursuant to Section 11.01, the 20 consecutive Trading Day period beginning on, and including, the 22nd Scheduled Trading Day prior to the Redemption Date;”

ARTICLE 3
MISCELLANEOUS

SECTION 3.1    Notices. All notices shall be made in accordance with Section 13.02 of the Indenture.

SECTION 3.2    Successors and Assigns. All agreements of the Company in the Indenture, as supplemented by this Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as supplemented by this Supplemental Indenture, shall bind its successors.

SECTION 3.3    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4    Governing Law. This Supplemental Indenture, together with the Indenture and each Note, shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.5    No Personal Liability of Directors, Managers, Members, Officers, Employees and Stockholders. No director, manager, member, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Supplemental Indenture or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation to the extent permitted by applicable law.

SECTION 3.6    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.7    Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed.

SECTION 3.8    Trustee. The Trustee makes no representation or warranty for the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements solely of the Company and the Trustee assumes no responsibility for the correctness thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

MICRON TECHNOLOGY, INC.

By:	/s/ Don Whitt
Name: Don Whitt
Title: Vice President, Tax and Treasury

[Signature Page to First Supplemental Indenture (2033E Notes)]